Exhibit 99.1

Bain Capital Specialty Finance, Inc. Announces June 30, 2021 Financial Results and Declares Third Quarter 2021 Dividend of $0.34 per Share

BOSTON – August 4, 2021 – Bain Capital Specialty Finance, Inc. (NYSE: BCSF, the “Company”, “our” or “we”) today announced its financial results for the second quarter ended June 30, 2021, and that its Board of Directors has declared a dividend of $0.34 per share for the third quarter of 2021.

“We delivered another strong quarter of earnings and NAV growth to our shareholders as our highly diversified portfolio of primarily middle market senior secured loans continues to benefit from the continued strong performance of our underlying portfolio companies,” said Michael Ewald, Chief Executive Officer of BCSF. “Our positive results also reflect an active quarter of origination activity. Looking forward, we remain well-positioned to capitalize on compelling opportunities and to continue to increase shareholder value.”

QUARTERLY HIGHLIGHTS

•	Net investment income per share was $0.34, as compared to $0.34 for the quarter ended March 31, 2021;

•	Net income per share was $0.66, as compared to $0.49 for the quarter ended March 31, 2021;

•	Net asset value per share as of June 30, 2021 was $17.01, as compared to $16.69 as of March 31, 2021;

•	Gross and net investment fundings were $213.2 million and $(44.5) million, respectively. Ending debt-to-equity (net of cash) ratio was 1.12x, as compared to 1.15x as of March 31, 2021;

•	The International Senior Loan Program’s (“ISLP”) investment portfolio at fair value grew by 23% quarter-over-quarter;

•	The investment portfolio yield at amortized cost was 7.5%, as compared to 7.6% as of March 31, 2021(1);

•	No investments were on non-accrual status as of June 30, 2021; and

•	Subsequent to quarter-end, the Company’s Board of Directors declared a dividend of $0.34 per share for the third quarter of 2021 payable to stockholders of record as of September 30, 2021(2).

SELECTED FINANCIAL HIGHLIGHTS

($ in millions, unless otherwise noted)	Q2 2021	Q1 2021
Net investment income per share	$0.34	$0.34
Net investment income	$21.9	$22.2
Earnings per share	$0.66	$0.49
Dividends per share declared and payable	$0.34	$0.34

($ in millions, unless otherwise noted)	As of June 30,2021	As of March 31, 2021
Total fair value of investments	$2,319.5	$2,335.7
Total assets	$2,449.3	$2,491.3
Total net assets	$1,098.3	$1,077.8
Net asset value per share	$17.01	$16.69

PORTFOLIO AND INVESTMENT ACTIVITY

For the three months ended June 30, 2021, the Company invested $213.2 million in 32 portfolio companies, including $110.9 million in eight new companies and $102.3 million in 24 existing companies. The Company had $257.7 million of principal repayments and sales in the quarter, including $60.0 million of investments that were contributed to ISLP. On a net basis, our investments in the quarter totaled $(44.5) million.

Investment Activity for the Quarter Ended June 30, 2021:

($ in millions)	Q2 2021	Q1 2021
Investment Fundings	$213.2	$383.9
Sales and Repayments	$257.7	$549.4
Net Investment Activity	$(44.5)	$(165.5)

As of June 30, 2021, the Company’s investment portfolio had a fair value of $2,319.5 million, comprised of investments in 104 portfolio companies operating across 28 different industries.

Investment Portfolio at Fair Value as of June 30, 2021:

Investment Type	$ in Millions	% of Total
First Lien Senior Secured Loans	$1,881.5	81.1%
Second Lien Senior Secured Loans	115.2	5.0
Subordinated Debt	16.5	0.7
Equity Interest	136.6	5.9
Preferred Equity	37.0	1.6
Warrants	0.0	0.0
Investment Vehicles	132.7	5.7
Subordinated Note in ISLP	97.4	4.2
Equity Interest in ISLP	35.3	1.5
Total	$2,319.5	100.0%

As of June 30, 2021, the weighted average yield on the investment portfolio at amortized cost and fair value were 7.5% and 7.7%, respectively, as compared to 7.6% and 7.8%, respectively, as of March 31, 2021.(1) 98.3% of the Company’s debt investments at fair value were in floating rate securities.

As of June 30, 2021, no investments were on non-accrual status.

As of June 30, 2021, ISLP’s investment portfolio had an aggregate fair value of $394.5 million, comprised of investments in 21 portfolio companies operating across 12 different industries. The investment portfolio on a fair value basis was comprised of 89.3% first lien senior secured loans and 10.7% second lien senior secured loans. 100% of ISLP’s debt investments at fair value were in floating rate securities.

RESULTS OF OPERATIONS

For the three months ended June 30, 2021 and March 31, 2021, total investment income was $46.5 million and $49.8 million, respectively. The decrease in investment income was primarily due to a decrease in other income and prepayment related income.

Total expenses (before taxes), net of fee waivers for the three months ended June 30, 2021 and March 31, 2021 were $24.6 million and $27.7 million, respectively. The decrease was primarily driven by an increase in incentive fee waivers by the Advisor, partially offset by higher interest and debt financing expenses.

Net investment income for the three months ended June 30, 2021 and March 31, 2021 was $21.9 million or $0.34 per share and $22.2 million or $0.34 per share, respectively.

During the three months ended June 30, 2021, the Company had net realized and unrealized gains of $20.5 million.

Net increase in net assets resulting from operations for the three months ended June 30, 2021 was $42.4 million, or $0.66 per share.

CAPITAL AND LIQUIDITY

As of June 30, 2021, the Company had total principal debt outstanding of $1,317.7 million, including $103.2 million outstanding in the Company’s credit facility with JPMorgan Chase Bank, National Association (the “JPM Credit Facility”), $365.7 million outstanding of the notes issued through BCC Middle Market CLO 2018-1 LLC, $398.8 million outstanding of the debt issued through BCC Middle Market CLO 2019-1 LLC, $150.0 million outstanding in the Company’s senior unsecured notes due 2023 and $300.0 million outstanding in the Company’s senior unsecured notes due 2026.

For the three months ended June 30, 2021, the weighted average interest rate on debt outstanding was 3.2%, as compared to 3.2% for the three months ended March 31, 2021.

As of June 30, 2021, the Company had cash and cash equivalents (including foreign cash) of $31.6 million, $346.8 million of capacity under its JPM Credit Facility and $50.0 million of capacity under the Revolving Advisor Loan. As of June 30, 2021, the Company had $212.9 million of undrawn investment commitments.

As of June 30, 2021, the Company’s debt-to-equity and debt-to-equity (net of cash) ratios were 1.20x and 1.12x, respectively, as compared to 1.26x and 1.15x, respectively, as of March 31, 2021.

As of June 30, 2021, the Company was in compliance with all terms under its secured credit facilities.

Subsequent to quarter-end, the Company repurchased $37.5 million of its senior unsecured notes due 2023 at a total cost of $39.5 million.

Endnotes

(1)	The weighted average yield is computed as (a) the annual stated interest rate or yield earned on the relevant accruing debt and other income producing securities plus amortization of fees and discounts on the performing debt and other income producing investments, divided by (b) the total relevant investments at amortized cost. The weighted average yield does not represent the total return to our stockholders.

(2)	The third quarter dividend is payable on October 29, 2021 to holders of record as of September 30, 2021.

CONFERENCE CALL INFORMATION

A conference call to discuss the Company’s financial results will be held live at 8:30 a.m. Eastern Time on August 5, 2021. Please visit BCSF’s webcast link located on the Events & Presentations page of the Investor Resources section of BCSF’s website at http://www.baincapitalbdc.com for a slide presentation that complements the Earnings Conference Call.

Participants are also invited to access the conference call by dialing one of the following numbers:

•	Domestic: 1-888-254-3590
•	International: 1-323-994-2082
•	Conference ID: 8880299

All participants will need to reference “Bain Capital Specialty Finance - Second Quarter Ended June 30, 2021 Earnings Conference Call” once connected with the operator. All participants are asked to dial in 10-15 minutes prior to the call.

Replay Information:

An archived replay will be available approximately three hours after the conference call concludes through August 12, 2021 via a webcast link located on the Investor Resources section of BCSF’s website, and via the dial-in numbers listed below:

•	Domestic: 1-844-512-2921
•	International: 1-412-317-6671
•	Conference ID: 8880299#

Bain Capital Specialty Finance, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

(Unaudited)

	As of	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliate investments (amortized cost of $1,967,244 and $2,281,809, respectively)	$1,948,098	$2,261,461
Non-controlled/affiliate investment (amortized cost of $97,567 and $93,089, respectively)	102,800	92,915
Controlled affiliate investment (amortized cost of $280,122 and $147,841, respectively)	268,642	130,112
Cash and cash equivalents	29,869	53,704
Foreign cash (cost of $1,366 and $976, respectively)	1,707	972
Restricted cash and cash equivalents	57,144	27,026
Collateral on forward currency exchange contracts	3,754	4,934
Deferred financing costs	930	3,131
Interest receivable on investments	20,118	15,720
Receivable for sales and paydowns of investments	3,853	5,928
Prepaid Insurance	558	-
Dividend receivable	11,818	7,589
Total Assets	$2,449,291	$2,603,492

Liabilities
Debt (net of unamortized debt issuance costs of $11,654 and $7,147, respectively)	$1,306,029	$1,458,360
Interest payable	8,855	8,223
Payable for investments purchased	-	10,991
Unrealized depreciation on forward currency exchange contracts	2,010	22,614
Base management fee payable	5,899	6,289
Incentive fee payable	3,523	3,799
Accounts payable and accrued expenses	2,736	3,261
Distributions payable	21,951	21,951
Total Liabilities	1,351,003	1,535,488

Commitments and Contingencies

Net Assets
Preferred stock, $0.001 par value per share, 10,000,000,000 shares authorized, none issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	$-	$-
Common stock, par value $0.001 per share, 100,000,000,000 and 100,000,000,000 shares authorized, 64,562,265 and 64,562,265 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	65	65
Paid in capital in excess of par value	1,166,453	1,166,453
Total distributable earnings (loss)	(68,230)	(98,514)
Total Net Assets	1,098,288	1,068,004
Total Liabilities and Total Net assets	$2,449,291	$2,603,492

Net asset value per share	$17.01	$16.54

Bain Capital Specialty Finance, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended June 30,	For the Three Months Ended June 30,	For the Six Months Ended June 30,	For the Six Months Ended June 30,
	2021	2020	2021	2020
Income
Investment income from non-controlled/non-affiliate investments:
Interest from investments	$36,706	$44,147	$76,619	$92,018
Dividend income	-	681	-	714
PIK income	1,082	-	2,062	-
Other income	875	59	4,331	499
Total investment income from non-controlled/non-affiliate investments	38,663	44,887	83,012	93,231

Investment income from non-controlled/affiliate investments:
Interest from investments	477	-	900	-
PIK income	1,366	-	2,752	-
Total investment income from non-controlled/affiliate investments	1,843	-	3,652	-

Investment income from controlled affiliate investments:
Interest from investments	2,572	738	4,209	1,510
Dividend income	2,929	2,246	4,964	4,626
PIK income	483	-	483	-
Total investment income from controlled affiliate investments	5,984	2,984	9,656	6,136
Total investment income	46,490	47,871	96,320	99,367

Expenses
Interest and debt financing expenses	13,017	17,312	24,850	35,188
Base management fee	8,623	8,639	17,320	17,365
Incentive fee	8,042	-	14,771	-
Professional fees	714	643	1,673	1,613
Directors fees	171	171	343	346
Other general and administrative expenses	1,241	1,084	2,629	2,333
Total expenses before fee waivers	31,808	27,849	61,586	56,845
Base management fee waiver	(2,723)	-	(4,837)	-
Incentive fee waiver	(4,519)	-	(4,519)	-
Total expenses, net of fee waivers	24,566	27,849	52,230	56,845
Net investment income	21,924	20,022	44,090	42,522

Net realized and unrealized gains (losses)
Net realized gain (loss) on non-controlled/non-affiliate investments	4,845	52	23,258	(10,404)
Net realized loss on controlled affiliate investments	-	-	(3,237)	-
Net realized gain (loss) on foreign currency transactions	1,005	66	(2,021)	(349)
Net realized gain (loss) on forward currency exchange contracts	(18,396)	5,097	(21,688)	6,602
Net change in unrealized appreciation (depreciation) on foreign currency translation	(65)	104	322	(105)
Net change in unrealized appreciation (depreciation) on forward currency exchange contracts	16,028	(9,865)	20,604	3,256
Net change in unrealized appreciation (depreciation) on non-controlled/non-affiliate investments	4,426	10,418	1,202	(118,969)
Net change in unrealized appreciation on non-controlled/affiliate investments	5,780	3,008	5,407	3,008
Net change in unrealized appreciation (depreciation) on controlled affiliate investments	6,886	(7,130)	6,249	(8,236)
Total net gains (losses)	20,509	1,750	30,096	(125,197)

Net increase (decrease) in net assets resulting from operations	$42,433	$21,772 #	$74,186	$(82,675)

Basic and diluted net investment income per common share	$0.34	$0.37	$0.68	$0.81
Basic and diluted increase (decrease) in net assets resulting from operations per common share	$0.66	$0.40	$1.15	$(1.57)
Basic and diluted weighted average common shares outstanding	64,562,265	53,778,239	64,562,265	52,714,025

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle market companies. BCSF is managed by BCSF Advisors, LP, an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, LP. Since commencing investment operations on October 13, 2016, and through June 30, 2021, BCSF has invested approximately $4.4 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this letter may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.

Investor Contact:

Katherine Schneider

Tel. +1 212 803 9613

investors@baincapitalbdc.com

Media Contact:

Charlyn Lusk

Tel. +1 646 502 3549

clusk@stantonprm.com